1934 ACT FORMS

                          II. SELECTED SCHEDULES UNDER
                             THE SECURITIES EXCHANGE
                                   ACT OF 1934

                                 A. SCHEDULE 13D

            INFORMATION REQUIREMENTS FOR FILINGS UPON ACQUISITION OF
             FIVE PERCENT OF A CLASS OF EQUITY SECURITIES SUBJECT TO
                   THE REPORTING REQUIREMENTS OF THE 1934 ACT

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____) *

                       Boston Restaurant Associates, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                             101122109 Common Stock
--------------------------------------------------------------------------------
                                 (CUSIP Number)

George R. Chapdelaine, 999 Broadway, Suite 400, Saugus, MA 01906, (781) 231-7575
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                       December 31, 1998 Annual Reporting
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

       NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

    *The remainder of this cover page shall be filed out for A reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               CUSIP No. 101122109
                                         ---------
---------------------------------------------------------------------------------------------------------------------------
(1) Names of Reporting Persons.  S.S. or                     Voting Trust Under an Amended and  Restated
    I.R.S. Identification Nos. of Above Per-                 Agreement dated April 28, 1994
    sons                                                     George R. Chapdelaine, Trustee
                                                             John P. Polcari, Jr. Trustee
---------------------------------------------------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member                    (a)
    of a Group (See instructions)                            (b)
---------------------------------------------------------------------------------------------------------------------------

(3)    SEC Use Only
---------------------------------------------------------------------------------------------------------------------------

                                      1056
                                  SCHEDULE 13D

(4)  Source of Funds (See Instructions)                      Personal Funds
---------------------------------------------------------------------------------------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is
     Required Pursuant to Items 2(d) or 2(e)
---------------------------------------------------------------------------------------------------------------------------

(6)  Citizenship or Place of Organization                    U.S.A.
---------------------------------------------------------------------------------------------------------------------------

 Number of Shares          (7) *Sole Voting                  0
Beneficially Owned              Power
by Each Reporting         -------------------------------------------------------------------------------------------------
  Person With
                           (8) Shared Voting                 N/A
                               Power
                          -------------------------------------------------------------------------------------------------
                           (9) *Sole Dispositive              0
                               Power
                          -------------------------------------------------------------------------------------------------
                          (10) Shared Dispositive            N/A
                               Power
---------------------------------------------------------------------------------------------------------------------------

(11)      *Aggregate Amount Beneficially Owned by            0
           Each Reporting Person
---------------------------------------------------------------------------------------------------------------------------
(12)     Check if the Aggregate Amount in Row
         (11) Excludes Certain Shares (See Instructions)                             N/A
---------------------------------------------------------------------------------------------------------------------------
(13)     Percent of Class Represented by Amount
         in Row (11)                                          0%                      0%
---------------------------------------------------------------------------------------------------------------------------

(14)     Type of Reporting Person
         (See Instructions)                                   George R. Chapdelaine (IN), Trustee
                                                              John P. Polcari, Jr. (IN), Trustee
---------------------------------------------------------------------------------------------------------------------------


*See attached Form 5, Final Report Schedule 13D
 Voting Trust Dissolved July 13, 1998

                            SCHEDULE 13D - SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 February 4, 1999
-------------------------------------
             (Date)


                                            /s/ George R. Chapdelaine, Trustee
                                            ------------------------------------
                                            George R. Chapdelaine, Trustee


                                            /s/ John P. Polcari, Jr., Trustee
                                            ------------------------------------
                                            John P. Polcari, Jr., Trustee

- ----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                 ----------------------------
| F  O  R  M   5 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
- ----------------                                                                                      |--------------------------|
[ ] Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number:      3235-0287|
    no longer subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
    Form 4 or Form 5                                                                                    |hours per response.....0.5|
    obligations may          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
    continue. See               Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Instruction 1(b).                   Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all applicable)         |
|Voting Trust under an Amended and       |Boston Restaurant Associates, Inc.              |                                        |
|Restated Agreement dated April 28, 1994 |(BRAI)                                          |                                        |
|C/o George R. Chapdelaine & John P.     |                                                |--- Director          --- 10% Owner     |
|Polcari, Jr. Trustees, Boston Restaurant|                                                |                                        |
|Associates, Inc.                        |                                                |                                        |
|----------------------------------------|------------------------------------------------|                                        |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer             X Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(specify below)|
|  999 Broadway, Suite 400               |  (Voluntary)          |                        |                                        |
|                                        |                       |     FINAL FILING*      |                                        |
|                                        |                       |                        |     Trust with Insider Trustees        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Saugus                  MA    01906     |                       |      4/94              |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Securities Acquired (A)      |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  or Disposed of (D)           |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |-----|---|-------------------------------|  Month          |or  |                    |
|                               |            |     |   |                |(A) |         |  (Instr. 3 & 4) |(I) |                    |
|                               |            | Code| V |     Amount     |(D) |  Price  |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|Common Stock                   |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |  1,265,150     |    |         |  1,265,150      |D(1)|                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |     |   |                |    |         |                 |    |                    |
|                               |            |  Z  |   |  1,265,150     |    |         |     0           | N/A|  N/A               |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
|-------------------------------|------------|-----|---|----------------|----|---------|-----------------|----|--------------------|
|                               |            |     |   |                |    |         |                 |    |                    |
|                               |            |     |   |                |    |         |                 |    |                    |
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities owned directly or indirectly.                               Over
*Voting Trust dissolved pursuant to dissolution vote by trustees.                                                 SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 5 (continued)         TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
- ----------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code | V |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
- ----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



/s/ George R. Chapdelaine                       8 September 1998
-------------------------                       ---------------------------
    George R. Chapdelaine                       Date

**Signature of Reporting Person



/s/ John P. Polcari, Jr.                        8 September 1998
-------------------------                       ---------------------------
    John P. Polcari, Jr.                        Date

**Signature of Reporting Person


                                                                          Page 2
                                                                 SEC 1474 (7-96)



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.